EXHIBIT 20.1


                               November 14, 2001



TO:  All  Limited   Partners  in  the  Geodyne  Energy  Income  Limited
     Partnership I-F

RE:  Election to extend term of Partnership for additional two years


      As previously described to you, the limited partnership agreement, as amended (the "Agreement") for the above referenced Geodyne Energy Income Limited
Partnership   (the   "Partnership")  provides  that  the   Partnership   will
automatically terminate and dissolve on December 31, 2001.

      The Agreement gives Geodyne Resources as General Partner an option to extend the term of the Partnership for up to five additional two year terms. Two years ago Geodyne exercised the first such extension. Geodyne is hereby notifying you that it has elected to extend the Partnership's term for a second, additional two year period. Accordingly, Geodyne will file an amendment to the Partnership's Certificate of Limited Partnership extending the Partnership's term until December 31, 2003.

      If you have any questions concerning the Partnership's extension please contact Geodyne Investor Services at 918-583-1791 or 888-436-3963.

                                    Very truly yours,

                                    GEODYNE RESOURCES, INC.,
                                    General Partner

                                    //s// Dennis R. Neill

                                    Dennis R. Neill
                                    President